                            ASSET PURCHASE AGREEMENT

                                     between

                             LINKATEL PACIFIC, L.P.

                                     Seller

                                       and

                         NEXTLINK COMMUNICATIONS, L.L.C.

                                      Buyer

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE I     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II    PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . .   4

        2.1   Assets Transferred . . . . . . . . . . . . . . . . . . . . . .   4
        2.2   Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . .   6
        2.3   NonTransferability . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III   ASSUMPTION OF OBLIGATIONS AND LIABILITIES. . . . . . . . . . .   7

        3.1   Obligations Assumed. . . . . . . . . . . . . . . . . . . . . .   7
        3.2   Optional NonAssumption of Northern Telecom Debt. . . . . . . .   8
        3.3   Performance Bonds. . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE IV    PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .   8

        4.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .   8
        4.2   Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        4.3   Allocation of Purchase Price . . . . . . . . . . . . . . . . .   9

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . .   9

        5.1   Organization and Good Standing . . . . . . . . . . . . . . . .   9
        5.2   Power; Authority; Consents . . . . . . . . . . . . . . . . . .   9
        5.3   Financial Statements . . . . . . . . . . . . . . . . . . . . .  10
        5.4   Material Adverse Changes . . . . . . . . . . . . . . . . . . .  11
        5.5   Information Regarding System and Business. . . . . . . . . . .  12
        5.6   Title to Assets. . . . . . . . . . . . . . . . . . . . . . . .  13
        5.7   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        5.8   Labor Contracts. . . . . . . . . . . . . . . . . . . . . . . .  14
        5.9   Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  14
        5.10  Tax Returns; Other Tax Reports . . . . . . . . . . . . . . . .  15
        5.11  Bonds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        5.12  Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  15
        5.13  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        5.14  Sufficiency of Acquired Assets . . . . . . . . . . . . . . . .  17
        5.15  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .  17
        5.16  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        5.17  Finders and Brokers. . . . . . . . . . . . . . . . . . . . . .  17


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ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . .  18

        6.1   Formation of Buyer . . . . . . . . . . . . . . . . . . . . . .  18
        6.2   Power; Authority; Consents . . . . . . . . . . . . . . . . . .  18
        6.3   Governmental Consents. . . . . . . . . . . . . . . . . . . . .  19
        6.4   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        6.5   Finders and Brokers. . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VII   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  20

      7.1     Access and Information . . . . . . . . . . . . . . . . . . . .  20
        7.2   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .  20
        7.3   Conduct of the Business Prior to the Closing; Operating
              Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        7.4   Additional Agreements. . . . . . . . . . . . . . . . . . . . .  22
        7.5   Notification of Certain Matters. . . . . . . . . . . . . . . .  22
        7.6   Compliance with HSR Act and Rules. . . . . . . . . . . . . . .  23
        7.7   Employment Matters . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS
              OF BUYER TO EFFECT THE CLOSING . . . . . . . . . . . . . . . .  24

        8.1   Representations and Warranties; Agreements;
              Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        8.2   Authorization of Agreement; Consents . . . . . . . . . . . . .  24
        8.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        8.4   Absence of Litigation. . . . . . . . . . . . . . . . . . . . .  24
        8.5   CPUC Approval. . . . . . . . . . . . . . . . . . . . . . . . .  25
        8.6   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . .  25
        8.7   Opinion of CPUC Counsel. . . . . . . . . . . . . . . . . . . .  25
        8.8   HSR Approval . . . . . . . . . . . . . . . . . . . . . . . . .  25
        8.9   Certificates . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE IX    CONDITIONS TO THE OBLIGATIONS OF SELLER TO EFFECT THE CLOSING.  25

        9.1   Representations and Warranties; Agreements; Covenants. . . . .  25
        9.2   Authorization of Agreement; Consents . . . . . . . . . . . . .  26
        9.3   Release of Obligations . . . . . . . . . . . . . . . . . . . .  26
        9.4   Absence of Litigation. . . . . . . . . . . . . . . . . . . . .  26
        9.5   CPUC Approval. . . . . . . . . . . . . . . . . . . . . . . . .  26
        9.6   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . .  26
        9.7   HSR Approval . . . . . . . . . . . . . . . . . . . . . . . . .  26
        9.8   Certificates . . . . . . . . . . . . . . . . . . . . . . . . .  27
        9.9   Performance Bonds. . . . . . . . . . . . . . . . . . . . . . .  27


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                                                                            PAGE
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ARTICLE X     CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        10.1  Deliveries by Seller . . . . . . . . . . . . . . . . . . . . .  27
        10.2  Deliveries by Buyer. . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI    SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . .  29

        11.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        11.2  Indemnification. . . . . . . . . . . . . . . . . . . . . . . .  29
        11.3  Threshold; Maximum Indemnification Obligation. . . . . . . . .  31
        11.4  Exclusive Nature of Indemnification Remedy . . . . . . . . . .  31

ARTICLE XII   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  31

        12.1  Expenses; Taxes. . . . . . . . . . . . . . . . . . . . . . . .  31
        12.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        12.3  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        12.4  Entire Agreement; Captions . . . . . . . . . . . . . . . . . .  33
        12.5  Amendments; Termination. . . . . . . . . . . . . . . . . . . .  33
        12.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  34
        12.7  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  34
        12.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . .  34
        12.9  Alternative Dispute Resolution . . . . . . . . . . . . . . . .  34

          THIS ASSET PURCHASE AGREEMENT, dated as of September 30, 1996 (the "Effective Date"), between NEXTLINK COMMUNICATIONS, L.L.C., a Washington limited liability company ("Buyer"), and LINKATEL PACIFIC, L.P., a California limited partnership ("Seller").

                                    RECITALS

          A. Seller is a California limited partnership of which Linkatel Communications Inc., a California corporation ("LCI"), Colony/Linkatel Networks, Inc., a California corporation ("CLN") and Fibrcom Incorporated, a Delaware corporation ("Fibrcom") are each both general and limited partners.

          B. Seller owns and operates a fiberoptic cable network and, except as identified on Exhibit E attached hereto, has obtained the rights necessary to complete construction of the network, and to operate the network, along the entire route described on said Exhibit E (the "System") providing communications services to customers in portions of Orange and Los Angeles Counties, California, pursuant to authority granted by the California Public Utilities Commission (the "CPUC") (the "Business").

          C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller substantially all of the assets (the "Acquired Assets") constituting the System and to assume the liabilities of the Business, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     "Acquired Assets" is defined in Section 2.1.

     "Affiliates" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used.

     "Agreement" means this Asset Purchase Agreement between Seller and Buyer entered into as of the Effective Date, and all the exhibits and schedules hereto.

     "Assumed Liabilities" is defined in Section 3.1.


     "Audited Financial Statements" is defined in Section 5.3.

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     "Bear Stearns" is defined in Section 5.17.

     "Business" is defined in Recital B of this Agreement.

     "Buyer" is defined in the first paragraph of this Agreement.

     "Buyer Advances" is defined in Section 7.3(b).

     "Buyer's Counsel's Opinion" is defined in Section 9.5.

     "Closing" is defined in the first paragraph of Article X.

     "Closing Date" is defined in the first paragraph of Article X.

     "Code" means the Internal Revenue Code of 1986, as currently in effect.

     "CPUC" means the California Public Utilities Commission.

     "DOJ" means the Department of Justice.

     "Effective Date" is defined in the first paragraph of this Agreement.

     "ERISA" means the Employee Retirement Security Act of 1974, as amended.

     "Escrow Agent" is defined in Section 4.2.

     "Excluded Assets" is defined in Section 2.2.

     "Financial Statements" is defined in Section 5.3.

     "FTC" means the Federal Trade Commission.

     "Governmental Authority" means all of the following: (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     "HSR Act" is defined in Section 7.7.

     "HSR Report" is defined in Section 7.7.

     "HSR Rules" is defined in Section 7.7.

     "Hazardous Substances" is defined in Section 5.12(d).

     "Indemnified Party" is defined in Section 11.2(c).

     "Indemnifying Party" is defined in Section 11.2(c).

     "Legal Requirement" is any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including but not limited to judicial decisions applying common law or interpreting any other Legal Requirement.

     "Liens" is defined in Section 2.1.

     "Northern Telecom Debt" is defined in Section 3.1.

     "Permits" is defined in Section 2.1(d).

     "Permitted Liens" means those liens (i) disclosed in Schedule 5.6, and (ii) landlord's liens and liens for property taxes not delinquent, statutory liens and zoning restrictions, easements, rights-of-way or other restrictions on the use of the Owned Real Property or the Leased Real Property, provided that such liens and restrictions were incurred either prior to the time Seller acquired an interest in the Owned Real Property or the Leased Real Property or in the ordinary course of the business of the System and that they do not, individually, or in the aggregate, materially interfere with Seller's operation of the System as currently operated.

     "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Purchase Price" is defined in Section 4.1.

     "Restricted Assets" is defined in Section 2.3(a)

     "Scheduled Liabilities" is defined in Section 3.1.

     "Seller" is defined in the first paragraph of this Agreement.

     "Seller's Agreements" is defined in Section 5.5(a)(ii).

     "Seller's Balance Sheet" is defined in Section 5.3.

     "Seller's Counsel's Opinion" is defined in Section 8.6.

     "Seller's CPUC Counsel's Opinion" is defined in Section 8.7.

     "System" is defined in Recital B of this Agreement.

     "Trigger Date" is defined in Section 7.3(b).


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

          II.1 ASSETS TRANSFERRED. Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, on the Closing Date (as defined in Article X hereof), all of Seller's rights, title and interest in and to the Acquired Assets. The Acquired Assets are and, when conveyed to Buyer, will be free and clear of all liens, security interests, claims and other encumbrances (collectively, "Liens"), other than Permitted Liens. The Acquired Assets consist of:

               (a) All cash, cash equivalents, bank accounts, other cash deposit accounts and similar cash items as of the Closing Date;

               (b) All accounts receivable of Seller arising out of services provided or work performed prior to the Closing Date;

               (c) All of the property, plant and equipment, including construction in progress, of Seller used in connection with the System and the Business, including those assets listed on Schedule 5.5(i);

               (d) All Seller's right, title and interest in and to each lease, contract and agreement or instrument which relates to the System, the Business or the Acquired Assets, including those listed on Schedule 5.5(ii) hereto;

               (e) All permits, licenses, franchises, rights of way, registrations, certificates, consents, approvals and authorizations by governmental or regulatory authorities or bodies relating to the ownership, possession or operation of the System, the Business or the Acquired Assets listed in Schedule 5.5 (iii) hereto ("Permits");

               (f)  All goodwill associated with the Business;

               (g) All deposits with, and all claims and rights against third parties relating to the Acquired Assets, including, without limitation, unliquidated rights under guaranties and warranties, rights of recovery, set-offs and credits, such as unearned advances;

               (h) All of Seller's inventory, as of the Closing Date, of materials, supplies and work-in-progress;

               (i) All patents, copyrights, trade marks, trade names and assumed names used by Seller in connection with the operation of the System and the Business, other than the names Linkatel, Linkatel Pacific or any combination thereof; and

               (j) All other assets and properties of any nature whatsoever owned, used or held by Seller in connection with the Acquired Assets or the operation of the System and the Business (other than the Excluded Assets referred to in Section 2.2 hereof), including, without limitation, client lists and client files, marketing and advertising materials, catalogues, correspondence, mailing lists, sales materials and records, purchasing materials and records, personnel records, layouts, design illustrations, sales order files and all other books and records used in connection with, or required to continue the Business. Seller, however, shall retain such documents that relate to Seller's tax or accounting matters, provided that, to the extent such retained documents relate to the Business, Buyer, for a period of two years following the Closing, shall have the right upon reasonable notice to inspect and to make copies, at its expense, of such documents.

          II.2 EXCLUDED ASSETS. The following assets ("Excluded Assets") are not included in the Acquired Assets, and Seller shall not sell to Buyer and Buyer shall not purchase from Seller the following:

               (a)  The tax and accounting records of Seller referred to in
Section 2.1(i) above;

               (b) The right to the use of the names Linkatel, Linkatel Pacific, or any combination thereof;

               (c) Any insurance coverage and policies, bonds, letters of credit and similar items including, but not limited to, those described in
Schedule 5.13, all cash surrender values, claims, refunds and other rights in regard thereto;

               (d) The specific assets and properties (if any) which the parties agree should be excluded from the sale, as described in Schedule 2.2(e);

               (e) Any of Seller's pension, retirement, profit sharing, deferred compensation insurance and other employee benefit plans and related trust accounts, funds, insurance policies, deposits and investments, including those listed in Schedule 5.5(iv); and

               (f) Any asset of Seller not specifically identified herein, or in any schedule hereto, which is not used or held by Seller in connection with the Acquired Assets or the operation of the System and the Business.

          II.3 NON-TRANSFERABILITY.

               (a) Certain of the Acquired Assets cannot be assigned, transferred, delivered or licensed without the consent or waiver of a third person in addition to the required authorization of the CPUC (the "Restricted Assets"). Seller shall use all reasonable efforts from the date hereof through the Closing Date, and Buyer shall cooperate with Seller, to obtain the consents and waivers necessary to convey to Buyer all of the Restricted Assets. Buyer and Seller acknowledge that some Restricted Assets, such as Permits, may be required by such third persons to be newly issued in the name of Buyer, rather than transferred from Seller. With respect to such

Restricted Assets, Seller and Buyer both agree to use all reasonable efforts from the date hereof through the Closing Date to cause such Permits or other such rights to be issued directly in the name of the Buyer.

               (b) Nothing contained in this Section 2.3 shall affect or diminish the right of Buyer to terminate this Agreement as provided in Section
8.3 hereof, in the event that Seller shall not, as of the Closing Date, be able to sell, assign, transfer, deliver or license any Acquired Asset by reason of its inability to obtain any required third-party consent if the inability to transfer such asset would have a materially adverse effect on the Business or on operation or completion of the System. On the other hand, if Seller is unable to obtain any required third party consent and Buyer nevertheless elects to waive such consent and to close the transaction contemplated by this Agreement, Buyer agrees that it will indemnify and hold harmless Seller, and its successors and assigns, from any loss, cost, expense or liability which such persons may suffer as a result of having conveyed the Restricted Asset without having obtained such consent.


                                   ARTICLE III
                    ASSUMPTION OF OBLIGATIONS AND LIABILITIES

          III.1 OBLIGATIONS ASSUMED. Buyer shall assume as of the Closing Date, and perform when due and in accordance with their terms, the following liabilities and obligations of Seller (from and after the Closing Date) in connection with or arising out of the Business: (i) all of the liabilities reflected on Seller's Balance Sheet (as defined in Section 5.3 below) and such additional liabilities as shall have been incurred in the usual and ordinary course of business between the date of Seller's Balance Sheet and the Closing Date and which remain unpaid as of the Closing Date, (ii) the Notes Payable and other liabilities of Seller specifically identified on Schedule 3.1 hereof (the "Scheduled Liabilities") including all notes payable pursuant to the Term Loan and Security Agreement between Seller and Northern Telecom Finance Corporation dated February 17, 1994 (the "Northern Telecom Debt"), (iii) the Permits (including, without limitation, the obligation to provide service as required by effective tariffs on file with the CPUC), (iv) Seller's Agreements listed on or incorporated into Schedule 5.5(ii) hereof, and the employee retention agreements listed on Schedule 5.5(iv) and the ongoing obligations to pay retention bonuses thereunder, (v) the Buyer Advances (as defined in Section 7.3(b) below), and
(vi) such other leases and agreements entered into between the date hereof and the Closing Date that are approved by Buyer and are incurred in the usual and ordinary course of business (the terms "Scheduled Liabilities," and "Seller's Agreements" as used herein shall include all such additional assumed liabilities, leases and contracts). All such obligations to be assumed by Buyer are referred to herein collectively as the "Assumed Liabilities." Buyer is not assuming any obligations or liabilities except for those identified above in this Section 3.1.

          III.2 OPTIONAL NON-ASSUMPTION OF NORTHERN TELECOM DEBT. If Buyer, on or before the Closing Date, elects not to assume the Northern Telecom Debt, it shall give written notice of such election to Seller prior to the Closing Date, and the Purchase Price (defined in Section 4.1 below) shall be increased by an amount equal to the amount necessary to fully pay off and discharge all outstanding interest which accrued on or after October 1, 1996 on the Northern Telecom Debt and any prepayment penalties or similar charges with respect to the Northern Telecom Debt.

          III.3 PERFORMANCE BONDS. At the Closing Date, Buyer shall obtain the release of Seller (and any indemnitors of Seller) from any liabilities or obligations pursuant to performance bonds or similar bonds (i) described on
Schedule 5.11 hereof, and (ii) obtained by Seller, with notice to Buyer, after the date hereof. In the event Buyer is unable to obtain Seller's (and its indemnitors') release from such bonds, Buyer hereby agrees to indemnify and hold harmless Seller (and its indemnitors) from any liabilities with respect to such bonds.

                                   ARTICLE IV
                                 PURCHASE PRICE

          IV.1 PURCHASE PRICE. The consideration for the Acquired Assets shall be the sum of forty-two million five hundred thousand dollars ($42,500,000) (the "Purchase Price") which shall consist of cash and the assumption of the Assumed Liabilities of Seller pursuant to Sections 3.1 and
3.2 hereof. The cash portion of the Purchase Price shall be determined by subtracting from $42,500,000 an amount equal to all of the liabilities of Seller reflected on the Seller's Balance Sheet (other than the amount of the Northern Telecom Debt reflected on Seller's Balance Sheet in the event Buyer elects not to assume such debt pursuant to Section 3.2 above) less the amount of cash, accounts receivable and prepaid amounts and deposits which are reflected on such Seller's Balance Sheet.

          IV.2 PAYMENT. Concurrently with the execution of this Agreement, Buyer shall deposit $6,000,000 in immediately available funds into escrow pursuant to the terms of the Purchase Price Escrow Agreement among Seller, Buyer and State Street Bank and Trust Company ("Escrow Agent") in the form of Exhibit A hereto, pending payment to Seller on the Closing Date in the manner provided in Section 10.2(a).

          IV.3 ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets in accordance with Schedule 4.3 hereof which shall be agreed upon and completed by the parties prior to the Closing. Buyer and Seller shall, for purposes of all federal, state, and other income tax returns (i) adopt the allocation as set forth on Schedule 4.3, (ii) execute any forms required by
Section 1060 of the Internal Revenue Code of 1986, as amended, including the filing of a Form 8594 with the Internal Revenue Service reflecting such allocation in accordance with Treasury Regulation Section 1.1060-IT, and (iii) not take any position inconsistent with the allocation in Schedule 4.3 upon examination of any tax return or refund claim, in any litigation, or otherwise.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Seller represents and warrants to Buyer as follows:

          V.1 ORGANIZATION AND GOOD STANDING. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California and has the partnership power and authority to own, lease, and operate the Acquired Assets and to carry on the Business as currently being conducted. Seller is not required to qualify as a foreign partnership in any other jurisdiction in which the failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, results of operations or the Acquired Assets taken as a whole.

          V.2 POWER; AUTHORITY; CONSENTS. Seller has the partnership power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the general partners of Seller and no other partnership proceedings are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

               (a) Contravene the certificate of limited partnership or partnership agreement, as amended, of Seller;

               (b) Conflict with, result in a breach of any provision of, constitute a default under (after notice or lapse of time or both), result in the cancellation or voiding of, give rise to any right of termination or acceleration in respect of, any Seller's Agreement, except with respect to the need for third-party consents in the case of the Restricted Assets;

               (c) Result in the creation of any Lien upon, or result in any person obtaining any right to acquire, any properties, assets or rights of Seller; or

               (d) Require that Seller obtain or file for any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, other than filing an application for and obtaining the prior authorization from the CPUC for the sale of the Acquired Assets.

          V.3 FINANCIAL STATEMENTS. Attached as Schedule 5.3 are copies of Seller's audited financial statements, including its balance sheets, profit and loss statements, statements of partners' equity and statements of cash flows, at December

31, 1993, 1994 and 1995 and for the fiscal years then ended (the "Audited Financial Statements") and its unaudited balance sheet as at August 31, 1996 and profit and loss and cash flow statements at and for the eight-month period ended August 31, 1996 (the "Unaudited Financial Statements"). In addition, Seller, as soon as practicable after the execution of this Agreement, will deliver to Buyer its unaudited balance sheet as at September 30, 1996 (the "Seller's Balance Sheet") which will not reflect any material adverse change in the financial condition of Seller from that reflected in its August 31, 1996 unaudited balance sheet. There shall be deemed to be a material adverse change in Seller's financial condition in the event that the sum of Seller's current year's net loss and negative retained earnings on its September 30, 1996 Balance Sheet is more negative than minus $5,940,000. The Audited Financial Statements, the Unaudited Financial Statement and the Seller's Balance Sheet are referred to herein collectively as the "Financial Statements". The Audited Financial Statements have been certified by Deloitte & Touche, L.P., independent certified public accountants for Seller. The Financial Statements have been prepared in accordance with the books and records of Seller and in accordance with GAAP (except as noted therein) on a consistent basis throughout the periods referenced above and with each other, except that the unaudited Financial Statements may not contain footnotes required by GAAP. The Financial Statements fairly present the financial condition, operating results and cash flows, as of the dates and for the periods indicated therein of Seller, subject, with respect to the unaudited Financial Statements, to normal year-end audit adjustments. Notwithstanding the provisions of this Section 5.3 and any requirements of GAAP, the parties agree that Seller's Balance Sheet shall not contain an accrual of liabilities arising from the employee retention agreements listed on Schedule 5.5(iv) hereof.

          V.4 MATERIAL ADVERSE CHANGES. Except as disclosed in Schedule 5.4, since June 30, 1996, there has not occurred (i) any material adverse change in the assets or results of operations or cash flows of the System or the Business, taken as a whole; (ii) any salary or compensation increases to any employee of the System and the Business, except in the ordinary course of business consistent with past practices; (iii) any theft, damage, destruction or casualty loss materially and adversely affecting the System, the Business or any of the material Acquired Assets, taken as a whole; (iv) any sale of material assets of the System and the Business, except in the ordinary course of business; (v) any other material transaction affecting or involving the System and the Business, except in the ordinary course of business; or (vi) any agreement by Seller to take any of the actions described in the foregoing.

          V.5  INFORMATION REGARDING SYSTEM AND BUSINESS.

               (a) IN GENERAL. The following schedules completely and accurately set forth the information indicated concerning the System, the Acquired Assets and the Business:

                    (i) Schedule 5.5(i) is a schedule of material tangible assets of the System and the Business as of August 31, 1996. Prior to the Closing, Seller agrees to (1) have its employees create a detailed listing of its tangible assets, and (2) attach such detailed listing to this Agreement, at which time it will become part of Schedule 5.5(i). Seller represents that such detailed listing will not be materially inconsistent with the summary of material tangible assets currently attached hereto as Schedule 5.5(i);

                    (ii) Schedule 5.5(ii) is a listing of each material lease, contract, agreement or instrument to which Seller is a party, or to or by which Seller is subject or bound, as of the date hereof, and which relates to, or is necessary for the ownership and operation of, the System, the Business or the Acquired Assets (the "Seller's Agreements");

                    (iii) Schedule 5.5(iii) is a listing of all CPUC certificates of public convenience and necessity and all business licenses (except for those of a nature generally and routinely required to be obtained and maintained by businesses operating in the State of California), rights of way, permits or other evidences of approval of third parties or any governmental or administrative body (the "Permits") held by Seller, to which Seller is a party, or to or by which Seller is subject or bound, as of the date hereof and which relate to or are necessary for the ownership and operation of, the System, the Business or the Acquired Assets;

                    (iv) Schedule 5.5(iv) is a brief description of all material pension, retirement, profit sharing, deferred compensation, insurance and other employee benefit plans which are provided as of the date hereof to employees of the System and the Business;

                    (v) Schedule 5.5(v) is a listing as of the date hereof of all employees of Seller and their respective dates of employment and hourly wage or salary;

                    (vi) Schedule 5.5(vi) is a listing of all material patents, copyrights, trademarks, trade names and assumed names owned by Seller as of the date hereof and which are used in connection with the operation of the System and the Business;

                    (vii) Schedule 5.5(vii) contains a copy of Seller's currently effective tariff and all proposed tariffs currently on file with the CPUC.

True and complete copies of all the documents referenced in Schedules 5.5(i) - 5.5(vii) have been delivered by Seller to Buyer, except that in the case of standard form agreements which are so identified as such on such schedules, Seller has delivered to Buyer a true and correct copy of at least one copy of each such standard form agreement and made available to Buyer at the Seller's offices true and correct copies of all the executed standard form agreements.

               (b) STATUS OF SELLER'S AGREEMENTS AND PERMITS. Each of the Seller's Agreements and Permits is valid, in full force and effect and enforceable in accordance with its terms against Seller, as the case may be, and, to the knowledge of Seller, against the parties thereto other than Seller (except, in each such case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditor's rights and remedies and general principles of equity, including limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity); and Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its material obligations under any of the Seller's Agreements and Permits. Other than defaults under certain covenants of the Northern Telecom Debt, there has not occurred any material breach by Seller, nor to the knowledge of Seller, by any party thereto other than Seller, under any of the Seller's Agreements or Permits. Neither Seller nor, to the knowledge of Seller, any party thereto other than Seller, is in arrears in the performance or satisfaction of its obligations in any material way under any of the Seller's Agreements or Permits and no waiver or indulgence has been granted any of the parties thereto.

          V.6 TITLE TO ASSETS. Except for Permitted Liens and those Liens described in Schedule 5.6, Seller has good and marketable title to all of the Acquired Assets, free and clear of all Liens.

          V.7 LITIGATION. Except as disclosed in Schedule 5.7, there are no lawsuits or legal proceedings or, to Seller's knowledge, investigations, pending, or to Seller's knowledge threatened, (i) which seek or could result in the modification, revocation, termination, suspension or other limitation of any of the Seller's Agreements or Permits, (ii) which could adversely affect the ability of Seller to perform its obligations under this Agreement, or the ability of Buyer to operate the System or the Business after the Closing, or
(iii) which otherwise relate to, involve or affect the System, the Business or the Acquired Assets; nor are there any judgments or orders outstanding (A) requiring Seller to take any action of any kind with respect to the Acquired Assets, the Business or the System, or (B) which otherwise relate to, involve or affect the System, the Business or the Acquired Assets.

          V.8 LABOR CONTRACTS. There are no collective bargaining agreements, and no contracts or agreements with labor unions, relating to, involving or affecting the employees of the System and the Business to which Seller is a party or by which it is bound, and Seller has no obligation to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against Seller, nor any demand for recognition, nor any other request or demand from a labor organization for representative status with respect to any persons employed by Seller.

          V.9  COMPLIANCE WITH LAWS.

               (a) Seller, to the best of its knowledge, has complied in all material respects with, and is in material compliance with, all applicable Legal Requirements in connection with the construction, maintenance and operation of the System and the conduct of the Business.

               (b) All reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any Governmental Authority by Seller under all applicable laws have been timely and properly given and made by Seller, and, to the best of Seller's knowledge, are complete and accurate in all material respects, in each case as required by applicable law, including reports and filings required by the CPUC.

               (c) Seller has not received any notice (written or oral) from any Governmental Authority or any other Person that it, the System or the Business, or its ownership and operation of the System or the Business, is in material violation of any applicable law, and Seller knows of no basis for the allegation of any such violations.

               (d) To the best of its knowledge, Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including ERISA and no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any such "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or its affiliates (as defined in Section 407(d)(7) of ERISA). No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan.

          V.10 TAX RETURNS; OTHER TAX REPORTS. Seller has filed all federal, state, local and foreign tax returns and other tax reports required to be filed, and has timely paid all taxes which have become due and payable as shown on any such return or report. Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority. Except as disclosed in Schedule 5.10, there are no audits pending with respect to Seller and there are no outstanding agreements or waivers by or with respect to Seller that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns or taxes for any period. To Seller's knowledge, there are no determined tax deficiencies or proposed tax assessments against Seller.

          V.11 BONDS. Except as set forth in Schedule 5.11, there are no franchise, construction, fidelity, performance or other bonds posted or required to be posted by Seller in connection with the System, the Business or the Acquired Assets.

          V.12  REAL PROPERTY.

               (a) REAL PROPERTY OWNED/LEASED. Seller does not own any real property, and Seller does not lease any real property relating to the System except for the leased real property described in Schedule 5.12 (the "Leased Real Property"), which briefly describes the use of such real property by Seller in the operation of the System.

               (b) NOTICE OF INVESTIGATIONS. Seller has received no notice that it is the subject of any "Superfund" evaluation, investigation or proposed investigation with respect to the Leased Real Property or any aspect of the Business, and has received no notice that it is the subject of any proceeding, investigation or proposed investigation of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Leased Real Property or any aspect of the Business.

               (c) ENVIRONMENTAL COMPLIANCE. With respect to the Business, Seller, to the best of its knowledge, is in compliance in all material respects with Legal Requirements applicable to Seller relating to Seller's actual or threatened emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water, land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and all other material environmental, health or safety legal requirements applicable to Seller. Seller has not received notice of, and has no knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, including, but not limited to, the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances upon or from the Leased Real Property or otherwise relating to the Acquired Assets, which could interfere with or prevent continued material compliance, or which are reasonably likely to give rise to any material liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance, from or attributable to the Owned Real Property or the Leased Real Property or otherwise relating to the Acquired Assets.

               (d) HAZARDOUS SUBSTANCES. "Hazardous Substances" means (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. Sections 6901 ET SEQ.), as amended, and rules and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Sections 9601 ET SEQ.) (CERCLA), as amended, and rules and regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. Sections 2601 ET SEQ.), as amended, and rules and regulations promulgated thereunder; (iv) asbestos requiring abatement, removal or treatment pursuant to the requirements of any environmental laws; (v) polychlorinated biphenyls; (vi) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (vii) any substance the presence, use, treatment, storage or disposal of which on the Leased Real Property is prohibited by any Legal Requirements; and
(viii) any other substance which by any Legal Requirement requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

          V.13 INSURANCE. A description of all insurance policies owned or maintained by Seller and relating to the System or the Acquired Assets is set forth in Schedule 5.13.

          V.14  SUFFICIENCY OF ACQUIRED ASSETS.   The Acquired Assets
(including leasehold interests in assets leased from third parties), along with the Excluded Assets, constitute all of the assets necessary to operate the System as it is presently being operated and to conduct the Business. Seller has no properties or assets used or held for use primarily in the Business which are not included in the Acquired Assets, other than the Excluded Assets.

          V.15 ACCOUNTS RECEIVABLE. The Accounts Receivable arose from bona fide transactions in the ordinary course of business of Seller. Seller has established an adequate reserve for bad debts, consistent with GAAP. The Accounts Receivable have not been assigned to or for the benefit of any other Person.

          V.16 INVENTORY. Seller's inventory consists of spare parts, test and other equipment, and other materials relating to the Systems, of the type and nature and maintained at a level consistent with Seller's prior practice, and such inventory will, at the Closing Date, be in good and usable condition in the ordinary course of the Business.

          V.17 FINDERS AND BROKERS. Except for an agreement between Seller and Bear, Stearns & Co., Inc. ("Bear Stearns") pursuant to which Seller will pay a fee to Bear Stearns upon consummation of the Closing hereunder, (i) Seller has not entered into any contract, arrangement or understanding with any Person which may result in an obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          VI.1 FORMATION OF BUYER. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Washington.

          VI.2 POWER; AUTHORITY; CONSENTS. Buyer has the company power and authority to enter into this Agreement, to perform its obligations hereunder, to own, lease and operate the Acquired Assets and to carry on the Business as currently being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the managing members of Buyer and no other company proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not:

               (a) Conflict with, result in the breach of any provision of or constitute a default under (after notice or lapse of time or both), any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property or assets is subject;

               (b) Contravene any provision of the Certificate of Formation or Limited Liability Company Agreement of Buyer;

               (c) Violate or conflict with any law, ordinance, code, rule, regulation, judgment, decree, writ, ruling, injunction, order and standard of all governmental, administrative or judicial authorities applicable to Buyer or any of its business or properties; or

               (d) Require that Buyer obtain or file for any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority other than pre-clearance under the HSR Act and the authorization of the CPUC for the sale of the Acquired Assets.

          VI.3 GOVERNMENTAL CONSENTS. Buyer has no reason to believe, and does not believe, that it is not eligible and qualified to obtain all necessary permits and registrations for the transactions contemplated by this Agreement.

          VI.4 LITIGATION. There are no lawsuits or legal proceedings pending, or to Buyer's knowledge threatened, which could adversely affect the ability of Buyer to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against Buyer that could have such effect.

          VI.5 FINDERS AND BROKERS. Buyer has not entered into any contract, arrangement or understanding with any Person which will result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and, except for the Bear Stearns Agreement, Buyer is not aware of any claims or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction hereby.

                                   ARTICLE VII
                                    COVENANTS

          VII.1 ACCESS AND INFORMATION. Between the date hereof and the Closing Date and subject to the provisions of Section 7.2 hereof, Seller shall
(i) provide, to the officers and other authorized representatives of Buyer, full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of Seller, (ii) cause its officers to furnish to Buyer and Buyer's authorized representatives any and all financial, technical and operating data and other information pertaining to the Acquired Assets and the Business, (iii) make available to Buyer and its authorized representatives personnel of Seller to consult with such persons concerning the Acquired Assets and the Business and (iv) make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing. In exercising its rights under the foregoing provisions of this Section 7.1, Buyer and its representatives shall not interfere with Seller's normal operations.

          VII.2 CONFIDENTIALITY. Buyer hereby acknowledges and reaffirms its obligations set forth in a letter agreement dated July 10, 1996, from Seller to Buyer relating to Buyer's obligations to hold confidential certain information furnished it by Seller or any of its affiliates.

          VII.3  CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING; OPERATING
AGREEMENT.

               (a) Subject to Section 7.3(b) below, between the date hereof and the Closing Date, Seller shall conduct the Business only in the ordinary course and Seller shall use its best efforts to preserve intact the Acquired Assets, the System and the Business and its business relationships with, and the good will of, its suppliers, customers, employees and others.

               (b) For the purpose of allowing progress on the construction and implementation of the System to continue without major interruption pending the receipt of the authorization for the sale from the CPUC and the satisfaction of the other Closing conditions, from and after the date hereof until the earliest of (i) the Closing Date, (ii) termination of this Agreement pursuant to Section
12.4 hereof, (iii) expiration of the applicable waiting period under the HSR Act (the "Trigger Date"), and (iv) March 31, 1997, Buyer shall use its telecommunications industry experience to make recommendations to Seller regarding the management and operation of the Business. Seller shall cooperate with Buyer in connection with such review by Buyer and its development of recommendations regarding the management of the Business. Seller shall have the right, in its sole discretion, to accept or reject any or all of Buyer's recommendations. From and after the Trigger Date and until the earliest of the events described in clauses (i), (ii) and (iv) above, Buyer shall have the right to operate and manage the Business, subject to the authority and control of Seller. In exercising such management and control, Buyer shall consult on a regular basis with, and obtain the consent and approval, of Seller with respect to its operating plans and proposed actions. Seller shall designate one of its Partners for the purpose of receiving, coordinating, and approving the proposed operating plans and proposed actions of

Buyer. Notwithstanding the foregoing, Buyer shall not, under any circumstances, without the prior written consent of Seller, (a) terminate any existing employee of Seller or alter the terms and conditions of employment of such employees, (b) add new employees on Seller's payroll other than to replace any employee of Seller who voluntarily terminates (no restriction is placed on employees of Buyer who may be assigned to the Business), (c) incur any commitment in the name of Seller for capital expenditures in excess of $100,000 in the aggregate, (d) implement any material change in the existing plans and specifications for the System, (e) make or apply for any change in existing tariffs, (f) sell any assets of Seller, or (g) take any action for or on behalf of Seller which would be inconsistent with or cause any of Seller's representations and warranties contained herein to be untrue or inaccurate as of the Closing Date.

          In consideration of Seller granting such operational and management authority to Buyer, Buyer agrees that it will provide the cash flow reasonably necessary to cover all of the operating expenses and capital expenditures of Seller during the period commencing on the date hereof until the earliest of the events described in clauses (i), (ii) and (iv) of the preceding paragraph, up to a maximum aggregate amount of $1,600,000 through December 31, 1996 and an additional $840,000 through January 31, 1997. All payments made by Buyer of Seller's operating expenses and capital expenditures hereunder shall be deemed to be unsecured advances by Buyer to Seller (the "Buyer Advances") and shall be liabilities of Seller assumed by Buyer at the Closing. If the transaction contemplated by this Agreement shall fail to close for any reason, the Buyer Advances (i) shall bear interest from the date of the termination of this Agreement at the rate of 12-1/2% per annum, (ii) shall be unsecured and subordinate in right of payment to the Northern Telecom Debt (provided that, subject to the approval of the holder of the Northern Telecom Debt, repayment of the Buyer Advances on the schedule set forth in clause (iii) of this paragraph shall be permitted as long as there is no pending payment default on the Northern Telecom Debt at the time), and (iii) shall be repaid by Seller to Buyer in eight (8) equal quarterly installments commencing on the first day of the next calendar quarter following the termination of this Agreement. Notwithstanding the foregoing, the entire unpaid portion of the Buyer Advances, together with any accrued and unpaid interest, shall be immediately due and payable upon the sale, directly or indirectly, of all, or substantially all, of Seller's assets or the partnership interests of Seller (other than sales or transfers of partnership interests among the Partners), whether by merger or otherwise. Seller hereby releases and agrees to hold Buyer harmless from any loss, cost, claim, obligation, liability or damage whatsoever (other than as a result of wilful misconduct or gross negligence) arising from Buyer's management and operation of the Business within the limits and for the period set forth herein, and Buyer hereby agrees to indemnify and hold harmless Seller from and against any loss, cost, claim, obligation, liability or damage whatsoever arising from any willful misconduct or gross negligence on the part of buyer in the course of its management and operation of the Business pursuant to the provisions of this Agreement.

          VII.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including filing and processing the application for authorization of the sale of the Acquired Assets contemplated hereby with the CPUC. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, Seller shall take, or the proper officers of Buyer shall take, as the case may be, all such necessary action.

          VII.5 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing Date, Seller will give prompt notice in writing to Buyer of:
(i) any information that indicates that any representation and warranty contained herein will not be true and correct in any material respect as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a material condition specified in Article VII hereof; and (iii) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a material default, received by Seller subsequent to the date of this Agreement and prior to the Closing Date, under any material Seller's Agreement. Seller will (a) promptly advise Buyer of any material adverse change in the Business or the Acquired Assets; and (b) notify Buyer of any emergency or other change in the normal conduct of business or in the operation of the System and the Acquired Assets and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any of the Business, the System or the Acquired Assets, and will keep Buyer fully informed of such events and permit Buyer's representatives access to all materials prepared in connection therewith.

          VII.6 COMPLIANCE WITH HSR ACT AND RULES. Seller and Buyer shall as promptly as possible file or cause to be filed the Notification and Report Form (the "HSR Report") mandated by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as currently in effect (the "HSR Act"), and the rules and regulations promulgated thereunder (the "HSR Rules"), to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and the HSR Rules) and coordinate the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Seller and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction. Buyer shall pay all fees payable by the "acquiring person" in connection with the filing of the HSR Reports.

          VII.7 EMPLOYMENT MATTERS. Buyer agrees that it will offer employment for a period of at least twelve (12) months from and after the Closing Date to each of Seller's employees on Schedule 5.5(a)(v) hereto who remains an employee of Seller up to the Closing Date. Such offer of employment shall be on Buyer's normal compensation terms, and Buyer will assume and agree to perform the employer's obligations under the employee retention program described in Schedule 5.5(iv).

                                  ARTICLE VIII
                          CONDITIONS TO THE OBLIGATIONS
                         OF BUYER TO EFFECT THE CLOSING

          The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

          VIII.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by duly authorized officers of Seller, to the effect that the conditions set forth in the preceding sentence have been satisfied.

          VIII.2 AUTHORIZATION OF AGREEMENT; CONSENTS. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller.

          VIII.3 CONSENTS. Seller shall have obtained all required consents of third parties in connection with the transfer of the Acquired Assets to Buyer, provided that the absence of those consents which Seller fails, or is otherwise unable to obtain, would, in the aggregate, have a material adverse effect on Buyer's ability to operate the Business or to operate the System or complete construction of the System following the Closing.

          VIII.4 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

          VIII.5 CPUC APPROVAL. The CPUC shall have authorized the sale of the Acquired Assets contemplated by this Agreement and shall have issued a final order to that effect.

          VIII.6 OPINION OF COUNSEL. Buyer shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for Seller, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto ("Seller's Counsel's Opinion").

          VIII.7 OPINION OF CPUC COUNSEL. Buyer shall have received an opinion of Graham and James, special CPUC counsel to Seller, dated as of the Closing Date, in the form of Exhibit C attached to this Agreement ("Seller's CPUC Counsel's Opinion").

          VIII.8 HSR APPROVAL. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Government Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

          VIII.9 CERTIFICATES. Seller shall have furnished Buyer with such certificates as Buyer may reasonably request to evidence compliance with the conditions set forth in this Article 8.


                                   ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF SELLER
                              TO EFFECT THE CLOSING

          The obligations of Seller required to be performed at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Seller as provided herein except as otherwise provided by applicable law:

          IX.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed by the chief executive officer and chief financial officer of Buyer, to the effect that the conditions set forth in the preceding sentence have been satisfied.

          IX.2 AUTHORIZATION OF AGREEMENT; CONSENTS. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

          IX.3 RELEASE OF OBLIGATIONS. The holder of the Northern Telecom Debt shall have released (i) the Partners from their respective obligations under those certain Partners' Assignment Agreements between each of the Partners and Northern Telecom Finance Corporation ("NTFC") dated as of February 17, 1994 and (ii) KBLCOM Incorporated and Providence Journal Company, Affiliates of certain of the Partners, from their respective obligations under that certain Support Agreement dated as of February 17, 1994, among such Affiliates and NTFC.

          IX.4 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

          IX.5 CPUC APPROVAL. The CPUC shall have authorized the sale of the Acquired Assets contemplated by this Agreement and shall have issued a final order to that effect.

          IX.6 OPINION OF COUNSEL. Seller shall have received an opinion of Davis Wright Tremaine LLP, counsel for Buyer, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto ("Buyer's Counsel's Opinion").

          IX.7 HSR APPROVAL. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Government Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

          IX.8 CERTIFICATES. Buyer shall have furnished Seller with such certificates of its officers and others as Seller may reasonably request to evidence compliance with the conditions set forth in this Article 8.

          IX.9 PERFORMANCE BONDS. Buyer shall have obtained the release of Seller's partners (and their affiliates) from all indemnification obligations with respect to Seller's performance or similar bonds which are outstanding as of the Closing Date, or have delivered to Seller (and its indemnitors) an indemnification agreement in a form reasonably satisfactory to Seller with respect to such obligations.

                                    ARTICLE X
                                     CLOSING

          The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 695 Town Center Drive, Costa Mesa, California 92626, on such date which shall be not less than two (2) days or more than seven (7) days following the satisfaction of the conditions set forth in Sections 8.3, 8.5, 8.8, 9.5 and 9.7, and such other time and/or place, as the parties shall agree upon in writing, but in no event before January 1, 1997 or later than March 31, 1997, unless extended by mutual agreement of the parties. At the Closing, the parties shall deliver the documents set forth in Sections 10.1 and 10.2 below, or such documents in substitution therefor as are satisfactory to the recipient. The date on which the Closing is to occur is herein referred to as the "Closing Date."

          X.1   DELIVERIES BY SELLER.  At the Closing, Seller shall deliver to
Buyer:

               (a) Instruments of transfer, assignment and conveyance, bills of sale and other instruments, in form and substance satisfactory to Buyer and sufficient to sell, convey, transfer and assign to Buyer all right, title and interest in and to the Acquired Assets;

               (b) Subject to Section 2.3 hereof, all consents to the assignment to Buyer of all Seller's Agreements and Permits which require third party consent for their assignment to Buyer and all other consents obtained;

               (c) The certificates provided for in Section 8.1 and Section 8.9 hereof;

               (d) Seller's Counsel's Opinion and Seller CPUC Counsel's Opinion; and

               (e) Such other instruments and documents as may be reasonably requested by, and in form and substance satisfactory to, Buyer.

          X.2  DELIVERIES BY BUYER.  At the Closing, Buyer shall deliver to
Seller:

               (a) The payment of the Purchase Price as required by Section 4.1 hereof. In this connection, Seller and Buyer shall jointly instruct the Escrow Agent to cause the Escrow Deposit to be delivered to Seller, and Buyer shall deliver directly to Seller the balance of the cash portion of the Purchase Price in each case in immediately available funds, by wire, interbank or intrabank transfer to a financial institution designated by Seller;

               (b) An instrument or instruments of assumption of the liabilities and obligations to be assumed by Buyer pursuant to Section 3.1 hereof, in form and substance satisfactory to Seller;

               (c) Certified copies of resolutions, duly adopted by the managing members of Buyer, which shall be in full force and effect at and as of the Closing, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby;

               (d)  Buyer's Counsel's Opinion;

               (e) The certificates provided for in Sections 9.1 and 9.8 hereof; and

               (f) Evidence that Seller and its indemnitors have been released from performance bond obligations and liabilities (as contemplated by Section
3.3 above), or Buyer has delivered to Seller (and its indemnitors) an indemnification agreement in a form reasonably satisfactory to Seller with respect to such obligations and liabilities.

               (g) Such other instruments and documents as may be reasonably requested by, and in form and substance satisfactory to, Seller.

                                   ARTICLE XI
                          SURVIVAL AND INDEMNIFICATION

          XI.1 SURVIVAL. All representations, warranties and obligations contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive for a period of one year after the Closing.

          XI.2 INDEMNIFICATION. The parties shall indemnify each other as set forth below:

               (a) Seller hereby agrees to indemnify and hold harmless Buyer and its members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer from, and to reimburse Buyer and its members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer for, any and all losses, damages, liabilities and claims, and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees) arising out of, based upon or resulting from (i) any misrepresentation of Seller which is contained in or made pursuant to this Agreement, or (ii) the failure of Seller to pay any liability that is not one of the Assumed Liabilities or (iii) the breach of or failure to perform by Seller of any of its obligations contained in or made pursuant to this Agreement; PROVIDED, HOWEVER, that such indemnity shall not apply to any inaccuracy, breach or failure to perform a representation, warranty or obligation if, and to the extent that, Buyer is specifically advised by Seller in writing of such inaccuracy, breach or failure to perform prior to the Closing and nevertheless proceeds with the Closing.

               (b) Buyer hereby agrees to indemnify and hold harmless Seller and its directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Seller from, and to reimburse Seller and its directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Seller for, any and all losses, damages, liabilities and claims and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees) arising out of, based upon or resulting from (i) any misrepresentation of Buyer which is contained in or made pursuant to this Agreement or (ii) the Assumed Liabilities, (iii) any liability or obligation relating to Buyer, its business or operations, or its ownership or operation of the Business, System and the Acquired Assets subsequent to the Closing, or (iv) Buyer's breach of or failure to perform any of its obligations contained in or made pursuant to this Agreement, subject to the same proviso contained in Section 11.2(a) above.

               (c) For purposes of Sections 11.2(c) and 11.2(d) hereof, Buyer, on the one hand, and Seller, on the other hand, shall be referred to as an "indemnifying party" or an "indemnified party", as the case may be. In the event of the occurrence of any event which either Buyer or Seller asserts is an indemnifiable event pursuant to this Article X, the party claiming indemnification shall notify the indemnifying party promptly. If such event involves the claim of any third party, the indemnifying party shall have sole control over, and shall assume all expense with respect to, the defense or settlement of such claim; PROVIDED, HOWEVER, that:

                    (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                    (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party, and such approval shall not be unreasonably withheld.

                    If the indemnifying party does not assume sole control over the defense or settlement of such claim as provided in this Section 11.2(c), the indemnified party shall have the right to defend and settle the claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party shall promptly reimburse the indemnified party therefor in accordance with this Section 11.2.

               (d) In any event involving the claim of any third party, the indemnified party shall cooperate fully with the indemnifying party in the defense of any such claim under this Section 11.2. Without limiting the generality of the foregoing, the indemnified party shall furnish the indemnifying party with such documentary or other evidence as is then in its possession as may reasonably be requested by the indemnifying party for the purpose of defending against any such claim.

          XI.3 THRESHOLD; MAXIMUM INDEMNIFICATION OBLIGATION. Any other provision of this Article XI notwithstanding, neither Buyer nor Seller shall be entitled to indemnification hereunder unless the aggregate amount of claims for indemnification by such party exceeds $75,000 in which event, such party shall be entitled to indemnification only for the full amount of all such claims in excess of such threshold. Anything to the contrary in this Agreement notwithstanding, Seller's liability with respect to all claims under Section 11.2(a) shall be limited to an aggregate amount of $10,000,000.

          XI.4  EXCLUSIVE NATURE OF INDEMNIFICATION REMEDY.   Seller and
Buyer agree that from and after the Closing their sole and exclusive remedy as against each other with respect to any claims or damages made against or suffered or incurred by them shall be their respect rights to indemnification under this Article XI, and that they otherwise shall have no recourse against each other with respect to any such claims or damages under, with respect to, relating to, or arising out of, this Agreement and the Schedules and Exhibits hereto, or any other agreement or instrument executed or delivered pursuant hereto or thereto.

                                   ARTICLE XII
                                  MISCELLANEOUS

          XII.1 EXPENSES; TAXES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party, except as otherwise provided herein) in connection with this Agreement and the transactions contemplated hereby. Sales tax, use tax or any similar tax arising out of the transactions contemplated hereby, if any, shall be paid by Seller.

          XII.2 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by registered or certified mail, postage prepaid, as follows:

     If to Seller:       Linkatel Pacific, L.P.
                         Alton Deere Plaza
                         1924 Deere Avenue, Ste. 110
                         Santa Ana, CA 92705

                         Attention: Senior Vice President/
                                    General Manager
                         Facsimile No. (714) 756-1992


     with copies to:     Paul, Hastings, Janofsky & Walker LLP
                         695 Town Center Drive, 17th Floor
                         Costa Mesa, CA 92626

                         Attention:  William J. Simpson
                         Facsimile No. (714) 979-1921

                         Linkatel Communications, Inc.
                         2330 Faraday Avenue
                         Carlsbad, CA 92008

                         Attention:  Michael Salour
                         Facsimile No. (619) 438-2412

                         Colony Linkatel Networks, Inc.
                         c/o The Providence Journal Co.
                         75 Fountain Street
                         Providence, RI 02902

                         Attention:  Michael Angi
                         Facsimile No. (401) 277-7733

                         Fibrcom Incorporated
                         c/o Time Warner Communications
                         160 Inverness Drive West
                         Englewood, CO 80112

                         Attention:  Bonnie J. Blecha
                         Facsimile No. (303) 799-3349

     If to Buyer:        NEXTLINK Communications, L.L.C.
                         155 108th Avenue NE
                         Bellevue, Washington 98004

                         Attention:  President
                         Facsimile No. (206) 519-8910

     With a copy to:     Davis Wright Tremaine LLP
                         1300 S.W. Fifth Avenue
                         Portland, Oregon 97201

                         Attention:  Jay D. Hull
                         Facsimile No. (503) 778-5299

Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this Section 12.2. Any such notice will be deemed to be given when received, if personally delivered or sent by telecopy, and, if mailed, five days after deposit in the United States mail, properly addressed, with proper postage affixed.

          XII.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto (and, with respect to Article XI, the indemnified parties referred to therein) and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties (which shall not be unreasonably withheld), except that Seller's consent shall not be required for an assignment by Buyer of its rights, interests and obligations hereunder (including without limitation by means of a merger) to an Affiliate of Buyer, PROVIDED, HOWEVER, any such assignment shall not relieve Buyer of any of its obligations to Seller hereunder.

          XII.4 ENTIRE AGREEMENT; CAPTIONS. This Agreement, together with the Exhibits and Schedules hereto and the letter agreement between Seller and Buyer referred to in Section 7.2 hereof, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. The captions in this Agreement are for convenience of reference only, do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties.

          XII.5 AMENDMENTS; TERMINATION. This Agreement may be modified, and any waiver of compliance with any provision or condition hereof or consent provided for herein shall be effective, only by a written instrument duly executed by Buyer and Seller. This Agreement (except for the provisions of Sections 7.2 and 12.1 hereof, which shall continue in effect) and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date (i) by written agreement of the parties hereto or (ii) by Buyer or Seller upon written notice given to the other party, as a result of the failure to satisfy the conditions to Closing set forth in Articles XIII and IX, respectively. In the event of any termination permitted by the preceding sentence, the parties hereto shall have no liabilities pursuant to this Agreement to the other parties hereto, except for liabilities arising out of a breach of Section 7.2 or 12.1 hereof. However, a termination under this Section 12.4 shall not relieve any party of liability for any intentional failure to perform or comply with any agreement or any intentional misrepresentation or constitute a waiver of any claim with respect thereto.

          XII.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

          XII.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without giving effect to its conflict of laws rules.

          XII.8 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

          XII.9 ALTERNATIVE DISPUTE RESOLUTION. Buyer and Seller agree to the following as their sole means of resolving any disputes arising from or in any way relating to this Agreement. For a period of 45 days after notice from either party, the parties shall attempt in good faith to resolve the dispute by direct negotiation of non-lawyer representatives of the parties. If the parties do not resolve the dispute within such 45-day period, either party may submit the matter to mediation with a professional mediation service selected by the parties. If the parties do not resolve the dispute through mediation within an additional 45-day period, either party may submit the dispute to binding arbitration with a professional arbitration service selected by the parties. If the parties do not otherwise agree on a mediation or arbitration service, such services shall be provided pursuant to the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"). The costs of mediation and arbitration, including the fees and expenses of the mediator and arbitrator, shall be paid equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that this paragraph and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 ET SEQ.
("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

                            [Signature page follows]

                  [Signature Page to Asset Purchase Agreement]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                         SELLER:

                         LINKATEL PACIFIC, L.P.

                         By: Colony/Linkatel Networks, Inc.
                         Its: General Partner


                              By:___________________________
                              Its:__________________________


                         By: Fibrcom Incorporated
                         Its: General Partner


                              By:__________________________
                              Its:_________________________


                         By: Linkatel Communications Inc.
                         Its: General Partner


                              By:__________________________
                              Its:_________________________




                         BUYER:

                         NEXTLINK COMMUNICATIONS, L.L.C.

                         By:  NEXTLINK, INC., a manager


                              By:__________________________
                              Its:_________________________
                              Title:_______________________